UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1095 Broken Sound Parkway Suite 100
Boca Raton FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Barbara Sher

On December 31, 2024, the Board of Directors (the “Board”) of Greenlane Holdings, Inc (the “Company”) and its shareholders appointed Barbara Sher as a member of the Board, effective immediately. She has no arrangement or understanding with any person pursuant to which she was selected as a director of the Company.

Ms. Sher has previously served as the Company’s Chief Operations Officer beginning in November 2023and was appointed Chief Executive Officer in May 2024. She brings over 20 years of experience in senior executive roles at both large and small and public and private companies. Ms. Sher has served as SVP of Customer Experience at the Company since June 2022, and previously served as Senior Vice President of Retail Sales at Newfold Digital, Inc., Vice President of Business Development at Newfold Digital Inc., and as Vice President of Business Development at Web.com. Ms. Sher received her MBA from Seton Hall University and her B.A. in communications from The College of New Jersey

Appointment of Michael C. Howe

On December 31, 2024, the Board of the Company and its shareholders appointed Michael C. Howe as a member of the Board, effective immediately. He has no arrangement or understanding with any person pursuant to which he was selected as a director of the Company.

Michael Howe. Mr. Howe is a dynamic entrepreneur and leader with a proven track record of consumer business successes. From November 2018 to August 2019, he co-developed The Good Clinic concept (TGC), an innovative primary care clinic brand. Michael sold the concept to Mitesco in Mar 2020 and served as CEO until Sept 2022. He bought the concept back from Mitesco in Dec 2023. He is now actively involved with First Choice Healthcare Solutions to funded and expand the redesigned TGC. From January to present, Michael is serving as the independent director for P1, and Indianapolis based, PE funded dental services organization. During this same time period, Michael has served as executive coach for the entire Executive Leadership team of P1, a group of 8 executives ranging form VP to CEO and Founder. The focus of these efforts are providing strategic, operational, and personal executive guidance to the eight individuals. Michael’s entrepreneurial spirit, business acumen, and passion for developing others make him a standout figure in both the corporate and community sectors. We believe that Mr. Howe is qualified to serve as a member of the Board because of his extensive business background.

As a result of the voting results discussed below and the fact that Mr. Donald Hunter now meets the definition of an “independent director”, the Company has three independent directors. As of December 31, 2024, the audit committee now consists of Donald Hunter, Rena Persofsky and Michael Howe.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting was held on December 31, 2024. As of the close of business on November 25, 2024, the record date for the Annual Meeting, there were 1,982,124 shares of Class A common stock.

Holders of 770,733 shares of the Company’s Class A common stock were present in person or represented by proxy at the Annual Meeting. The following are the voting results of the proposals submitted to Greenlane’s stockholders at the Annual Meeting:

Proposal 1: To elect the five individuals named in the proxy statement

Director Nominee	For	Against	Abstain	Broker Non-Votes
Donald Hunter	175,332	16,266	3,371	575,736
Barbara Sher	170,588	22,440	1,969	575,736
Renah Persofsky	173,362	18,252	3,383	575,736
Aaron Locascio	175,601	17,051	2,345	575,736
Michael C. Howe	177,294	15,715	1,988	575,736

Proposal 2: To ratify the appointment of PKF O’Connor Davies, LLP as Greenlane’s independent registered public accounting firm for Greenlane’s fiscal year ending December 31, 2024.

For	Against	Abstain
747,948	13,469	9,316

Proposal 3: To approve and ratify an amendment to the 2019 Equity Incentive Plan, including the reservation of 317,568 shares of common stock thereunder (the “2019 Equity Incentive Plan”).

For	Against	Abstain
150,837	38,268	5,892

Proposal 4: To approve, in accordance with Nasdaq listing rule 5635(d), the amendment of the 2024 August Warrant (the “2024 August Warrant”) to purchase common stock in connection with an offering, and sale of securities of the Company that was consummated on August 13, 2024, to decrease the floor price provision in the event that the Company effects a Reverse Stock Split of its common stock in the future (the “Reverse Split Floor Price Decrease Proposal”)

For	Against	Abstain	Broker Non-Votes
109,871	38,399	46,727	575,736

Proposal 5: To approve an adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the 2019 Equity Incentive Plan Proposal and/or the Reverse Split Floor Price Decrease Proposal (the “Adjournment Proposal”)

For	Against	Abstain	Broker Non-Votes
622,462	122,026	26,245	575,736

In accordance with the Company’s proxy statement dated December 4, 2024, as amended, each of the five (5) proposals was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: January 6, 2025	By:	/s/ Lana Reeve
Lana Reeve
Chief Financial and Legal Officer